As filed with the Securities and Exchange Commission on March 10, 2011
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3714 (Primary Standard Industrial Classification Code Number)	38-3519512 (I.R.S. Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan 48111
(800) 847-8364
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael K. Sharnas
Vice President and General Counsel
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
(800) 847-8366
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jerry T. Nowak, P.C.
Paul Zier
Kirkland & Ellis LLP
300 North LaSalle Street

Chicago, Illinois 60654
(212) 862-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered	per Share(1)(2)	Offering Price	Registration Fee(3)
Common stock, par value $0.01 per share	26,000,000	$68.10	$1,770,470,000	$205,551.57

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices reported in the consolidated reporting system as of March 9, 2011.

(3)	Visteon Corporation previously paid a filing fee of $209,322.83 in connection with the registration of 46,972,866 shares of common stock under Registration Statement on Form S-1 Registration No. 333-170104 which was filed on October 22, 2010 (the “Prior Registration Statement”). The offering of common stock under the Prior Registration Statement was terminated with 25,692,244 shares of common stock remaining unsold. The registrant is applying the $114,491.06 of the registration fee previously paid in connection with the Prior Registration Statement and associated with such unsold securities toward the payment of the registration fee in respect of the common stock registered hereunder pursuant to Rule 457(p) promulgated under the Securities Act.

Prospectus

Visteon Corporation

26,000,000 Shares Common Stock

The selling stockholders are offering 26,000,000 shares of common stock. We are not selling any shares of common stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

The common stock offered by this prospectus is being registered to permit the selling stockholders to sell the offered common stock from time to time. The selling stockholders may offer and sell the offered common stock at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of common stock for sale. The selling stockholders may sell all, some or none of the shares of common stock offered by this prospectus. See “Plan of Distribution” on page 24 for a more complete description of how the offered common stock may be sold.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common stock is currently listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “VC”. On March 9, 2011 the last traded price of the common stock was $66.89 per share.

This prospectus is dated March 10, 2011.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to “Visteon,” “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Visteon Corporation and its consolidated subsidiaries, and references to our “common stock” refer to the common stock of Visteon Corporation.

Our Business

We are a leading global supplier of climate, interiors and electronics systems, modules and components to global automotive original equipment manufacturers (“OEMs”). We are headquartered in Van Buren Township, Michigan. We have a workforce of approximately 26,500 employees and a network of manufacturing operations, technical centers, customer service centers and joint ventures in every major geographic region of the world. We were incorporated in Delaware on January 5, 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to us. We separated from Ford on June 28, 2000 when all of our common stock was distributed by Ford to its stockholders.

Effective October 1, 2005, the Company transferred 23 of its North American facilities and certain other related assets and liabilities to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of Ford (the “ACH Transactions”). The transferred facilities included all of the Company’s plants that leased hourly workers covered by Ford’s Master Agreement with the United Auto Workers Union (“UAW”), and accounted for approximately $6.1 billion of the Company’s total product sales for 2005, the majority being products sold to Ford.

In January 2006, the Company announced a multi-year improvement plan that involved the restructuring of certain underperforming and non-strategic plants and businesses to improve operating and financial performance and to reduce costs. The multi-year improvement plan, which was initially expected to affect up to 23 facilities, was completed during 2008 and addressed a total of 30 facilities and businesses, including 7 divestitures and 14 closures. These activities resulted in sales declines of $1 billion and $675 million during the years ended December 31, 2008, and 2007, respectively.

During the latter part of 2008 and through 2009, weakened economic conditions, largely attributable to the global credit crisis, and erosion of consumer confidence, negatively impacted the automotive sector.

On May 28, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption Visteon Corporation, et al., Case No. 09-11786. We continued to operate our businesses as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.

On August 31, 2010, we filed a Fifth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) with the Bankruptcy Court. The Plan of Reorganization was confirmed by the Bankruptcy Court on August 31, 2010 (the “Confirmation Order”), and became effective on October 1, 2010 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Our Corporate Information

Our principal executive offices are located at One Village Center Drive, Van Buren Township, Michigan 48111. Our telephone number is (800) 847-8366 and we have a website accessible at www.visteon.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

Issuer	Visteon Corporation

Shares of common stock offered by the selling stockholders	26,000,000 shares of common stock

Shares of common stock outstanding after this offering	50,759,380 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders.

Risk Factors	Investing in our common stock involves substantial risk. For a discussion of risks relating to Visteon, our business and investment in our common stock, see the section titled “Risk Factors” on page 3 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

NYSE Symbol	VC

The number of shares to be outstanding after consummation of this offering is based on 50,759,380 shares of common stock outstanding as of March 4, 2011 including shares granted as restricted stock under the Visteon Corporation 2010 Incentive Plan regardless of whether such shares have vested, but does not include 4,379,871 additional shares of common stock reserved for issuance under the Visteon Corporation 2010 Incentive Plan, 1,549,545 shares issuable upon the exercise of warrants at an exercise price of $58.80 per share that expire on October 1, 2015 or 1,355,754 shares issuable upon the exercise of warrants at an exercise price of $9.66 per share that expire on October 1, 2020.

RISK FACTORS

Investing in our common stock involves risk.  If any of the risks described below or in any document incorporated by reference herein actually occurs, our business, financial condition and results of operations would likely suffer. In that event, the market price of our common stock could decline and an investor in our common stock could lose all or part of their investment. You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC, which is incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Fresh Start Accounting

Information contained in our historical financial statements will not be comparable to the information contained in our financial statements after the application of fresh start accounting.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 reflects the consummation of the Plan of Reorganization and the adoption of fresh start accounting. As a result, our financial statements from and after the Effective Date will not be comparable to our financial statements for prior periods. This will make it difficult for stockholders to assess our performance in relation to prior periods.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock offered may adversely affect the market price of our common stock and substantial sales of or trading in our new common stock could occur in connection with our emergence from bankruptcy, which could cause our stock price to be adversely affected.

At the time of our emergence from bankruptcy, we granted registration rights to the selling stockholders. The shares of our outstanding common stock held by the selling stockholders and offered are registered for resale under the registration statement of which this prospectus forms a part. The shares offered hereby constitutes approximately 51.2% of our outstanding common stock as of March 4, 2011, all of which may be sold in the public markets from time to time pursuant to the registration statement of which this prospectus forms a part.

Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, these shares of common stock may also be sold under Rule 144 of the Securities Act, subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could depress our stock price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. As of March 4, 2011, we had 50,759,380 shares of common stock outstanding, of which 31,134,249 shares constitute “restricted securities” as defined by Rule 144 promulgated under the Securities Act of 1933. To the extent sold in this offering, the shares of common stock offered herby by will be freely tradable, without restriction in the public market. Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, shares constituting “restricted securities” may also be sold under Rule 144 subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or replace the existing credit facilities;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, economic and other market conditions.

Certain provisions of our corporate documents and the laws of the State of Delaware as well as change of control provisions in our debt and other agreements could delay or prevent a change of control, even if that change would be beneficial to stockholders, or could have a material negative impact on our business.

Certain provisions in our second amended and restated certificate of incorporation and credit facility agreements may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

Our second amended and restated certificate of incorporation provides for the issuance of up to 50,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. The authorization of preferred shares empowers our board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. If issued, the preferred stock could also dilute the holders of our common stock and could be used to discourage, delay or prevent a change of control.

If the common stock is listed on a national securities exchange or held of record by more than 2,000 holders, we will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances.

Our credit facility agreements contain provisions pursuant to which it is an event of default if any “person” or “group of persons” becomes the beneficial owner of more than 51% of our common stock. This could deter certain parties from seeking to acquire us and if any “person” or “group of persons” were to become the beneficial owner of more than 51% of our common stock, we would not be able to repay such indebtedness.

All of these factors could materially adversely affect the price of our common stock.

Our operations may be restricted by the terms of our credit facility agreements.

Our credit facility agreements include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	pay dividends on our common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, our credit facility agreements require us to periodically meet various financial ratios and tests, including maximum capital expenditure, maximum leverage, minimum excess availability and minimum interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of our credit facility agreements will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under such agreements. If we are unable to obtain any necessary waivers and the debt under our credit facility agreements is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

Risks Related to Our Business and Industry

Please see “Item 1A — “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, for risk factors related to our business and industry.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the date the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with applicable covenants and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other postretirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost effective basis;

•	changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of our customers.

•	changes in vehicle production volume of our customers in the markets where we operate, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix;

•	our ability to profitably win new business and to maintain current business with, and win future business from, existing customers, and, our ability to realize expected sales and profits from new business;

•	increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas;

•	our ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve operating performance; to achieve the benefits of restructuring actions; and to recover engineering and tooling costs and capital investments;

•	our ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements;

•	restrictions in labor contracts with unions that restrict our ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures;

•	the costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities;

•	significant changes in the competitive environment in the major markets where we procure materials, components or supplies or where our products are manufactured, distributed or sold;

•	legal and administrative proceedings, investigations and claims, including stockholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by us;

•	changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where we procure materials, components or supplies or where products are manufactured, distributed or sold;

•	shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where we purchase materials, components or supplies to manufacture our products or where our products are manufactured, distributed or sold;

•	changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of our products or assets.

•	possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply;

•	the cyclical and seasonal nature of the automotive industry;

•	our ability to comply with environmental, safety and other applicable regulations and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations;

•	our ability to protect our intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that we have infringed their intellectual property rights;

•	our ability to quickly and adequately remediate control deficiencies in internal control over financial reporting; and

•	other factors, risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) filings.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will pay estimated transaction expenses of approximately $355,552 in connection with this offering.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them, as of March 4, 2011, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the common stock being registered and each selling stockholder’s percentage beneficial ownership of our total outstanding common stock if all of the common stock in the offering is sold. As used in this prospectus, “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests. The selling stockholders may offer the common stock for resale from time to time pursuant to this prospectus. However, the selling stockholders are under no obligation to sell any of the common stock offered pursuant to this prospectus.

The common stock is being registered to permit public sales of the common stock by the selling stockholders. The shares of common stock being registered hereby were originally issued on October 1, 2010 pursuant to our Plan of Reorganization in connection with our emergence from bankruptcy.

All information with respect to common stock ownership has been furnished by or on behalf of the selling stockholders. We believe, based on information supplied by the selling stockholders and subject to community property laws where applicable, that, except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole voting and dispositive power with respect to the common stock reported as beneficially owned by it. Because the selling stockholders may sell all, part or none of the common stock held by them, no assurance can be given as to the number of shares of common stock that a selling stockholder will hold upon termination of any offering made hereby. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock held by them in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

Except as provided in the footnotes to the following table and the section titled “Related Party Transactions and Material Relationships with Selling Stockholders”, none of the selling stockholders has had any position with, held any office of or had any other material relationship with us or our affiliates during the past three years.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days is deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Alden Global Distressed Opportunities Master Fund, L.P.(3)	1,841,754	1,841,754	—	*
Andromeda Global Credit Fund(4)	40,956	40,008	948	*
Armory Master Fund, Ltd.(5)	462,603	462,603	—	*
Artio Global Credit Opportunities Fund, A series of Artio Alpha Investment Funds(6)	10,000	10,000	—	*
Barclays Multi-Manager Fund PLC(7)	34,506	34,506	—	*
Battery Park High Yield Long Short Fund Ltd.(7)	5,402	5,402	—	*
Battery Park High Yield Opportunity Master Fund Ltd.(7)	9,183	9,183	—	*
Battery Park High Yield Opportunity Strategic Fund, Ltd.(7)	12,425	12,425	—	*
Black Diamond Offshore Ltd.(8)	1,250	1,250	—	*
Brigade Leveraged Capital Structures Fund Ltd.(9)	23,357	23,357	—	*
Bronson Point Master Fund, L.P.	32,500	32,500	—	*
CAI Distressed Debt Opportunity Master Fund Ltd	112,085	112,085	—	*
California Public Employees’ Retirement System(7)	44,569	44,569	—	*
Capital Ventures International(10)	1,216,622	1,216,622	—	*
Castlerigg Master Investments Ltd.(11)	225,000	225,000	—	*
Centerbridge Credit Partners Master, L.P.(12)	756,359	756,359	—	*
Centerbridge Credit Partners, L.P.(13)	443,420	443,420	—	*
Centerbridge Special Credit Partners, L.P.(14)	529,873	529,873	—	*
Citadel Securities LLC(15)	66,979	66,979	—	*
Concerto Credit Opportunity Master Fund I, LP(16)	40,500	10,500	30,000	*
CQS Directional Opportunities Master Fund Limited(17)	213,760	213,760	—	*
Crescent 1, L.P.(18)	585,899	585,899	—	*
CR Intrinsic Investments, LLC(19)	25,000	25,000	—	*
CRS Fund, Ltd.(18)	615,199	615,199	—	*
CSS LLC(20)	45,904	45,904	—	*
Cumber International S.A.(21)	27,705	24,705	3,000	*
Cumberland Benchmarked Partners, L.P.(21)	67,010	67,010	—	*
Cumberland Partners(21)	247,851	247,851	—	*
Cyrus Europe Master Fund, Ltd.(18)	24,807	24,807	—	*
Cyrus Opportunities Master Fund II, Ltd.(18)	1,315,687	1,315,687	—	*
Cyrus Select Opportunities Master Fund, Ltd.(18)	282,846	282,846	—	*
Davidson Kempner Capital Management, LLC, as investment advisor(22)	1,061,517	1,061,517	—	*
Deutsche Bank Securities Inc.(23)	684,400	684,400	—	*
DG Value Partners, LP(24)	16,768	11,768	5,000	*
Double Black Diamond Offshore Ltd.(8)	23,750	23,750	—	*
Empyrean Capital Fund, LP	68,726	68,726	—	*
Empyrean Capital Overseas Fund, Ltd	94,274	94,274	—	*
Eos Mortar Rock LP(25)	50,000	50,000	—	*
ES Moore, Ltd.	115,000	115,000	—	*
Future Fund Board of Guardians(26)	35,645	35,645	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Galileo Partners Fund I, L.P.(27)	106,731	80,888	25,843	*
General American Investors Company, Inc.(28)	70,000	60,000	10,000	*
General Motors Hourly-Rate Employes Pension Trust(7)	96,282	93,430	2,852	*
General Motors Salaried Employes Pension Trust(7)	55,841	54,187	1,654	*
GLG North American Opportunity Fund	115,000	115,000	—	*
Goldman, Sachs & Co.(29)	61,468	61,468	—	*
Guggenheim Portfolio Company X, LLC(30)	13,616	13,616	—	*
HFR ED Pinebank Master Trust(31)	14,799	14,799	—	*
HFR ED Pinebank Plus Master Trust(31)	8,953	8,953	—	*
HFR RVA Constellation Master Trust(4)	21,930	17,002	4,928	*
IAM Mini-Fund 21 Limited	3,261	3,261	—	*
ING Investors Trust on behalf of its Series ING Janus Contrarian Portfolio(32)	280,195	280,195	—	*
Institutional Benchmark Series (Master Feeder) Ltd, in Respect of Pinebank Credit Opportunities Series(31)	23,751	23,751	—	*
Janus Capital Funds P.L.C. on behalf of its sub fund Janus US High Yield Fund(33)	122,998	62,182	60,816	*
Janus Investment Fund on behalf of its series Janus Contrarian Fund(34)	1,418,450	1,418,450	—	*
Janus Investment Fund on behalf of its series Janus High-Yield Fund(33)	152,415	70,970	81,445	*
Janus Investment Fund on behalf of its series Janus Long/Short Fund(34)	31,835	31,835	—	*
John Hancock Funds II — Mid Cap Value Fund(35)	19,000	19,000	—	*
John Hancock Trust — Mid Value Trust(35)	26,500	26,500	—	*
Khroma Special Situations Master SPC Ltd.(36)	157,695	157,695	—	*
Kivu Investment Fund Limited(17)	87,038	87,038	—	*
L-3 Communications Corporation Master Trust(7)	11,290	11,289	1	*
Laborer’s District Council & Contractors Pension Fund of Ohio(35)	2,100	2,100	—	*
Locust Wood Capital L.P.	70,000	70,000	—	*
LongView Partners B, L.P.(21)	78,013	76,413	1,600	*
Louisiana State Employees’ Retirement System(7)	69,214	66,315	2,899	*
Lyxor Andromeda Global Credit Fund Limited(4)	60,500	53,000	7,500	*
Mariner-Tricadia Credit Strategies Master Fund Ltd(37)	114,750	85,000	29,750	*
Mason Capital L.P.(30)	438,928	438,928	—	*
Mason Capital Master Fund, L.P.(30)	1,226,854	1,226,854	—	*
Monarch Capital Master Partners II-A LP(38)	17,127	17,127	—	*
Monarch Capital Master Partners LP(38)	49,682	49,682	—	*
Monarch Cayman Fund Limited(38)	7,154	7,154	—	*
Monarch Debt Recovery Master Fund Ltd(38)	62,941	62,941	—	*
Monarch Master Funding Ltd(38)	1,942,673	1,942,673	—	*
Monarch Opportunities Master Fund Ltd(38)	34,026	34,026	—	*
Montgomery County Employees’ Retirement System(7)	7,902	7,902	—	*
Moore Macro Fund, LP	680,000	680,000	—	*
Morgan Stanley & Co. Incorporated(39)	654,603	608,982	45,621	*
MPAM Credit Master Fund L.P.	20,000	20,000	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

NewFinance Alden SPV(3)	47,069	47,069	—	*
Nomura Corporate Research and Asset Management Inc.(40)	11,401	10,627	774	*
Nomura Funds Ireland — US High Yield Bond Fund(7)	9,738	9,738	—	*
Nomura US Attractive Yield Corporate Bond Fund Mother Fund(7)	134,396	131,994	2,402	*
Nomura Waterstone Market Neutral Fund	680	680	—	*
Oakford MF Limited(38)	5,933	5,933	—	*
OHA Strategic Credit Master Fund II, L.P.(26)	72,339	72,339	—	*
OHA Strategic Credit Master Fund, L.P.(26)	235,967	235,967	—	*
One East Partners Master LP(41)	30,000	30,000	—	*
Pandora Select Partners, L.P.(42)	160,145	105,750	54,395	*
Permal Stone Lion Fund Ltd.(43)	11,250	11,250	—	*
Pinebank Catalyst Master Fund, Ltd.(31)	62,497	62,497	—	*
PointState Fund(44)	22,900	22,900	—	*
Prime Capital Master SPC — GOT WAT MAC Segregated Portfolio	2,221	2,221	—	*
Sagittarius Fund(7)	3,476	3,476	—	*
Science Applications International Corporation Retirement Plans Committee(35)	5,800	5,800	—	*
Seaport Group LLC Profit Sharing Plan	143,736	143,736	—	*
Seneca Capital, LP(45)	296,167	296,167	—	*
SIPI Master Ltd.(36)	257,293	257,293	—	*
Sola Ltd.(46)	1,444,631	1,216,418	228,213	*
Solus Core Opportunities Master Fund Ltd.(46)	223,528	223,528	—	*
Special Situations, LLC(24)	6,708	5,008	1,700	*
Special Situations X, LLC(24)	11,563	8,263	3,300	*
Stark Criterion Master Fund Ltd.(47)	35,979	35,979	—	*
Stark Master Fund Ltd.(48)	683,048	683,048	—	*
State of California(35)	9,600	9,600	—	*
SteelMill Master Fund LP(44)	37,100	37,100	—	*
Stichting Pensioenfonds Hoogovens(7)	14,234	13,982	252	*
Stone Lion Portfolio L.P.(43)	63,750	63,750	—	*
Stonehill Institutional Partners, L.P.(49)	109,672	106,315	3,357	*
Stonehill Master Fund Ltd.(50)	231,229	224,586	6,643	*
Structured Credit Opportunities Fund II, LP(37)	20,250	15,000	5,250	*
T. Rowe Price Mid-Cap Value Fund, Inc.(35)	358,000	358,000	—	*
T. Rowe Price U.S. Equities Trust(35)	2,700	2,700	—	*
The GM Canada Domestic Trust(7)	96,636	94,537	2,099	*
UBS Securities, LLC(51)	547,509	496,580	50,929	*
Venor Capital Master Fund Ltd.(52)	6,093	6,093	—	*
VSO Master Fund, Ltd.(53)	38,234	37,934	300	*
Waterstone Market Neutral MAC 51, Ltd.	9,582	9,582	—	*
Waterstone Market Neutral Master Fund, Ltd.	70,621	70,621	—	*
Waterstone MF Fund, Ltd.	16,223	16,223	—	*
Waterstone Offshore ER Fund, Ltd.	6,300	6,300	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Whitebox Credit Arbitrage Partners, LP(54)	66,452	66,452	—	*
Whitebox Multi-Strategy Partners, LP(55)	169,749	143,085	26,664	*
Whitebox Special Opportunities Fund LP, Series B(56)	21,766	17,500	4,266	*
YAM Investments LLC(57)	5,000	5,000	—	*

*	Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Represents the amount of common stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of common stock registered for sale by the registration statement of which this prospectus forms a part will be sold and (b) that no other shares of common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares of common stock offered pursuant to this prospectus and may sell some or all of their shares of common stock pursuant to an exemption from the registration provisions of the Securities Act. Percentages based on number of shares of common stock outstanding as of March 4, 2011.

(3)	Alden Global Capital Limited (“Alden”) is the management company for Alden Global Distressed Opportunities Master Fund, LP. (the “Alden Master Fund”) and NewFinance Alden SPV (“NewFinance” and, together with the Alden Master Fund, the “Alden Clients”). AGDOF Master GP, Ltd. (“Alden Master GP”) is the general partner of the Master Fund. Alden Global Capital, a division of Smith Management, LLC (“Alden NY”) has been engaged to provide certain services to Alden and the Alden Clients which includes, among other things, investment research, administrative, managerial and other services. Alden, Alden Master GP and/or Alden NY may be deemed to beneficially own the securities held by the Alden Clients through their ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through contract, understanding or otherwise. Alden, Alden Master GP and Alden NY each disclaim beneficial ownership of such securities, if any, except to the extent of their pecuniary interests therein, as applicable.

(4)	Constellation Capital Management LLC is the investment advisor for Lyxor Andromeda Global Credit Fund Limited, HFR RVA Constellation Master Trust, Andromeda Global Credit Fund Ltd, OCF Subsid 1, OFI Subsid 3 and Hartz Capital Investments LLC (collectively, the “Constellation Funds”). OCF Subsid 1 holds 250 shares of our common stock, OFI Subsid 3 holds 800 shares of our common stock and Hartz Capital Investments LLC holds 6,200 shares of our common stock. The managing members of Constellation Capital Management LLC are Varun Gosain and Shahriar Shahida (collectively, the “Constellation Managers”). Constellation Capital Management LLC and each of the Constellation Managers may be deemed to beneficially own the securities held by the Constellation Funds. Constellation Capital Management LLC and each of the Constellation Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(5)	Armory Advisors LLC is the investment manager of Armory Master Fund, Ltd. and may be deemed to be the beneficial owner of the securities held by Armory Master Fund, Ltd. Jay Burnham acts as the Manager of Armory Advisors LLC.

(6)	The Artio Global Credit Opportunities Fund is a series of Artio Alpha Investment Funds, LLC. The investment manager of the Artio Global Credit Opportunities Fund is Artio Global Management LLC (“Artio Global,” the “Investment Manager” or the “Managing Member”). Artio is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Artio Alpha Investment Funds, LLC is a Delaware multi-series limited liability company. The Artio Global Credit Opportunities Fund currently is the sole existing series of Artio Alpha Investment Funds, LLC.

(7)	Stephen Kotsen is the Portfolio Manager at Nomura Corporate Research and Asset Management Inc. (“NCRAM”), which serves as the investment advisor for Barclays Multi-Manager Fund PLC, Battery Park High Yield Long Short Fund Ltd., Battery Park High Yield Opportunity Master Fund Ltd., Battery Park High

Yield Opportunity Strategic Fund, Ltd., California Public Employees Retirement System, General Motors Hourly-Rate Employes Pension Trust, General Motors Salaried Employes Pension Trust, L-3 Communications Corporation Master Trust, Louisiana State Employees’ Retirement System, Montgomery County Employees’ Retirement System, Nomura Funds Ireland — US High Yield Bond Fund, Nomura US Attractive Yield Corporate Bond Fund Mother Fund, Nomura Waterstone Market Neutral Fund, Sagittarius Fund, Stichting Pensioenfonds Hoogovens, The GM Canada Domestic Trust and The Regents of the University of California and has the power to vote or dispose of the shares of common stock held by such funds. Consequently, NCRAM and Mr. Kotsen may be deemed to be the beneficial owners of such shares; however, NCRAM and Mr. Kotsen disclaim any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(8)	Carlson Capital, LP. (“Carlson Capital”) is the investment adviser to Black Diamond Offshore Ltd. (“Black Diamond”) and Double Black Diamond Offshore Ltd. (together with Black Diamond, the “Carlson Funds”). Asgard Investment Corp. II (“Asgard II”) is the general partner of Carlson Capital, Asgard Investment Corp. (“Asgard”) is the sole stockholder of Asgard II, and Clint D. Carlson is the President of Carlson Capital, Asgard II and Asgard. Carlson Capital, Asgard II, Asgard and Mr. Carlson have the power to vote and direct the disposition of securities held by the Carlson Funds.

(9)	Includes 23,357 shares underlying warrants to purchase shares of our common stock. Brigade Capital Management, LLC (“Brigade Capital”) is the investment manager for Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”). The managing member of Brigade Capital is Donald E. Morgan, III. Brigade Capital and Donald E. Morgan, III may be deemed to beneficially own the securities held by Brigade Fund. Brigade Capital and Donald E. Morgan, III each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(10)	Susquehanna Advisors Group, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Michael Ferry has the power to direct investments and/or power to vote the shares through Susquehanna Advisors Group, Inc., and may be deemed to beneficially own the shares held by this entity. Michael Ferry expressly disclaims ownership of such shares.

(11)	Sandell Asset Management Corp. (“SAMC”) is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“International Holdings”) and Castlerigg GS Holdings, Ltd. (“GS Holdings”). International Holdings and GS Holdings are the beneficial owners of Castlerigg Offshore Holdings, Ltd. (“Offshore Holdings”). Offshore Holdings is the controlling shareholder of Castlerigg. Each of International Holdings, GS Holdings, Offshore Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments Ltd. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp. 40 W. 57th Street., 26th Floor, New York, New York 10019. SAMC, Mr. Sandell, International Holdings, GS Holdings, Offshore Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(12)	Centerbridge Credit Partners Offshore General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership. Mark T. Gallogly and Jeffery. H. Aronson, managing members of Centerbridge Credit Partners Offshore General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners Master, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by the Centerbridge Credit Partners Master, L.P.

(13)	Centerbridge Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Credit Partners, L.P.

(14)	Centerbridge Special Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Special Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Special Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by Centerbridge Special Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Special Credit Partners, L.P.

(15)	Consists of 66,979 shares of common stock held by Citadel Securities LLC. Citadel Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Citadel Securities LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Citadel Securities LLC has not participated in the distribution of the shares on behalf of the issuer.

(16)	Concerto Asset Management, LLC is the investment manager for Concerto Credit Opportunity Master Fund I, LP.

(17)	CQS Directional Opportunities Master Fund Limited and Kivu Investment Fund Limited are referred to as the “CQS Funds.” CQS Cayman LP (the “CQS Investment Manager”) is the investment manager of the CQS Funds. CQS (US) LLC and CQS (UK) LLP (the “Delegated Managers”) have been delegated discretionary portfolio management and advisory functions for the CQS Funds. The portfolio manager is Mark Unferth (the “Portfolio Manager”). The Portfolio Manager may, under Rule 13d-3 of the Exchange Act, be deemed to beneficially own the securities held by the CQS Funds. The CQS Investment Manager, the Delegated Managers and the Portfolio Manager disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(18)	Cyrus Capital Partners, L.P. (“CCP”) is the investment manager for Cyrus Opportunities Master Fund II, Ltd. (“COMFII”), Cyrus Select Opportunities Master Fund, Ltd. (“CSOMF”), Cyrus Europe Master Fund, Ltd. (“CEMF”), CRS Fund, Ltd. (“CRS”) and Crescent 1, L.P. (“Crescent” and, together with COMFII, CSOMF, CEMF and CRS, collectively, the “Cyrus Funds”). COMFII’s shares include 260,447 shares underlying warrants to purchase shares of our common stock. CSOMF’s shares include 54,257 shares underlying warrants to purchase shares of our common stock. CEMF’s shares include 5,420 shares underlying warrants to purchase shares of our common stock. CRS’s shares include 113,946 shares underlying warrants to purchase shares of our common stock. Crescent’s shares include 108,514 shares underlying warrants to purchase shares of our common stock. Cyrus Capital Partners GP, L.L.C. (“CCPGP”) is the general partner of CCP. Stephen C. Freidheim (“SCF”) is the managing member of CCPGP and the Chief Investment Officer of CCP. CCP, CCPGP and SCF may be deemed to beneficially own the securities held by the Cyrus Funds. CCP, CCPGP and SCF each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(19)	Pursuant to an investment management agreement, CR Intrinsic Investors, LLC, a Delaware limited liability company (“CR Investors”), maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Steven A. Cohen controls CR Investors. CR Intrinsic Investments, LLC is a wholly owned subsidiary of S.A.C. Capital Associates, LLC. Each of CR Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire, and S.A.C. Capital Associates, LLC disclaims beneficial ownership of any securities held by CR Intrinsic Investments, LLC.

(20)	CSS LLC is a registered broker-dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by CSS LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution of the shares on behalf of its issuer.

(21)	Cumberland GP LLC, Cumberland Benchmarked GP LLC and LongView B GP LLC (“The GP LLC Entities”) are the general partners of Cumberland Partners, Cumberland Benchmarked Partners, L.P. and LongView Partners B, L.P., respectively. Each fund is the beneficial owner of our common stock. Cumberland Associates is the investment manager of Cumber International S.A., the beneficial owner of VCS. Gary G. Tynos, Bruce G. Wilcox and Andrew M. Wallach are the managing members of each GP LLC Entity and Cumberland Associates LLC.

(22)	Includes shares owned by M.H. Davidson & Co. (“Co”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner Partners (“DKP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Distressed Opportunities Fund LP (“DKDOF”) and Davidson Kempner Distressed Opportunities

International Ltd. (“DKDOI and, together with Co, DKIP, DKP, DKIL and DKDOF, the “DK Funds”). Davidson Kempner Capital Management LLC, acting through its affiliates pursuant to various advisory agreements (“DKCM”), is the ultimate investment manager (directly and indirectly) for each of the DK Funds. DKCM has overall responsibility for investment decisions made on behalf of the DK Funds. Thomas L. Kempner, Jr. serves as the Executive Managing Member of each investment manager entity. The other partners of the investment managers are Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable and Michael Herzog. Each such person disclaims ownership of any securities of the DK Funds except to the extent of their pecuniary interests therein.

(23)	Consists of 684,400 shares of common stock held by Deutsche Bank Securities Inc. including 114,106 shares underlying warrants to purchase shares of our common stock. Deutsche Bank Securities Inc. is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Deutsche Bank Securities Inc. were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Deutsche Bank Securities Inc. has not participated in the distribution of the shares on behalf of the issuer. Deutsche Bank AG, of which Deutsche Bank Securities Inc. is an indirect, wholly owned subsidiary, is a widely held company.

(24)	DG Capital Management LLC (“DGCM”) is the investment manager of DG Value Partners, LP, Special Situations, LLC and Special Situations X, LLC (collectively, the “DGCM Funds”). The managing member of DGCM is Dov Gertzulin. DGCM and Dov Gertzulin may be deemed to beneficially own the securities held by the DGCM Funds. DGCM and Dov Gertzulin each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(25)	Eos Mortar Rock Capital Management, LLC (“EMR Management”) is the investment manager for Eos Mortar Rock LP (“Eos Mortar Rock”). The managing members of EMR Management are Steven M. Friedman, Brian D. Young and Randy Saluck and the non-managing member is Broco Capital Corporation (collectively, the “EMR Managers”). EMR Management and each of the EMR Managers may be deemed to beneficially own the securities held by Eos Mortar Rock. EMR Management and each of the EMR Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(26)	Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, OHA Strategic Credit Master Fund, L.P. and OHA Strategic Credit Master Fund II, L.P. (the “Oak Hill Funds”). Oak Hill Advisors GenPar, L.P. (“GenPar”) is the general partner of OHA. GenPar is controlled by Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager and Carl Wernicke. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke may be deemed to beneficially own the securities held by the Oak Hill Funds. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(27)	Includes 12,115 shares underlying warrants to purchase shares of our common stock. Galileo Partners, LLC (“Galileo Partners”) is the general partner of Galileo Partners Fund I, L.P (“GPFI”). Mr. Howard Deshong is the manager of Galileo Partners. Mr. Deshong and Galileo Partners may be deemed to beneficially own the securities held by GPFI. Galileo Partners and Mr. Deshong each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(28)	General American Investors Company, Inc. is an internally managed closed-end investment company registered under the Investment Company Act of 1940. General American Investors Company, Inc. is the sole beneficial owner (without qualification or exception) of 60,000 shares of Registrable Securities and has full authority to vote and directly dispose of such securities.

(29)	Includes 61,468 shares underlying warrants to purchase shares of our common stock. Goldman, Sachs & Co. (“Goldman Sachs”), a New York limited partnership, is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group, a Delaware corporation, is a bank and financial holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking, securities and investment management firm. Goldman Sachs is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Goldman Sachs were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Goldman Sachs has not participated in the distribution of the shares on behalf of the issuer. GS Group may be deemed to beneficially own the securities held by Goldman Sachs. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(30)	Mason Capital Management LLC is the investment manager for Mason Capital L.P., Mason Capital Master Fund, L.P. and Guggenheim Portfolio Company X, LLC (collectively, the “Mason Funds”). The managing members of Mason Capital Management LLC are Kenneth Garschina and Michael Martino (collectively the “Mason Capital Managers”). The Mason Funds and each of the Mason Capital Managers may be deemed to beneficially own the securities held by the Mason Funds. The Mason Funds and each of the Mason Capital Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(31)	Institutional Benchmark Series (Master Feeder) Ltd, in Respect of Pinebank Credit Opportunities Series, HFR ED Pinebank Master Trust, HFR ED Pinebank Plus Master Trust and Pinebank Catalyst Master Fund, Ltd. are all beneficial owners in the sense that they maintain voting power and have investment powers to dispose of or direct disposition of the securities.

(32)	Directed Services LLC (“DSL”) and Janus Capital Management LLC (“JCM”) act as the investment adviser and sub-adviser, respectively, to the ING Janus Contrarian Portfolio (the “ING Portfolio”) and each have discretionary investment authority over the ING Portfolio, respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is Janus Capital Group Inc. (“JCG”). JCM, JCG and DSL may be deemed to beneficially own the securities held by the ING Portfolio. JCM, JCG, and DSL each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(33)	Janus US High Yield Fund’s shares include 48,780 shares underlying warrants to purchase shares of our common stock. Janus High-Yield Fund’s shares include 65,326 shares underlying warrants to purchase shares of our common stock. JCM acts as the investment adviser to the Janus Investment Fund and as sub-adviser to Janus Capital Funds P.L.C. and has discretionary investment authority over the Janus High-Yield Fund and Janus US High Yield Fund (collectively, the “Janus High Yield Funds”), respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus High Yield Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(34)	JCM acts as the investment adviser to the Janus Investment Fund and has discretionary investment authority over the Janus Long/Short Fund and Janus Contrarian Fund (collectively, the “Janus Funds”), including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(35)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by John Hancock Funds II — MidCap Value Fund, John Hancock Trust — Mid Value Trust, Laborer’s District Council & Contractors Pension Fund of Ohio, Science Applications International Corporation Retirement Plans Committee, State of California, T. Rowe Price Mid-Cap Value Fund, Inc. and T. Rowe Price U.S. Equities Trust (the “Accounts”), as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares held by the Accounts; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser to the Accounts. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities. The securities were purchased in the normal course of business for investment purposes and not for the purpose of distribution.

(36)	Spectrum Group Management LLC (“SGM”) is the investment manager for SIPI Master Ltd. (“SIPI Master”) and Khroma Special Situations Master SPC Ltd. (“Khroma Master” and together with SIPI Master, the “Spectrum Funds”). The Managing Member of SGM is Jeffrey Schaffer. SGM and Jeffrey Schaffer may be deemed to beneficially own the securities held by the Spectrum Funds. SGM and Jeffrey Schaffer each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(37)	Tricadia Capital Management, LLC (“TCM”) is the Investment Manager for Mariner-Tricadia Credit Strategies Master Fund, Ltd. (“MTCS”) and Structured Credit Opportunities Fund II, LP (“SCOPESII”). Tricadia Holdings, L.P. (“Tricadia Holdings”) wholly owns TCM. Tricadia Holdings GP, LLC (“Holdings GP”) is the general partner of Tricadia Holdings. Michael Barnes and Arif Inayatullah are the managing members of Holdings GP. Accordingly, TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah may be deemed to beneficially own the securities held by MTCS and SCOPESII. TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah each disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(38)	Includes 17,127 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners II-A LP, 49,682 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners LP, 7,154 shares underlying warrants to purchase shares of our common stock held by Monarch Cayman Fund Limited, 62,941 shares underlying warrants to purchase shares of our common stock held by Monarch Debt Recovery Master Fund Ltd, 34,026 shares underlying warrants to purchase shares of our common stock held by Monarch Opportunities Master Fund Ltd and 5,933 shares underlying warrants to purchase shares of our common stock held by Oakford MF Limited. Monarch Alternative Capital LP (“MAC”) serves as advisor to Monarch Master Funding Ltd, Monarch Debt Recovery Master Fund Ltd, Oakford MF Limited, Monarch Cayman Fund Limited, Monarch Opportunities Master Fund Ltd, Monarch Capital Master Partners LP and Monarch Capital Master Partners II-A LP. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP,” together with MDRA GP and MAC, “Monarch Management”) is the general partner of MDRA GP. Each of Monarch Management may be deemed to beneficially own the registrable securities by virtue of their positions. Each of Monarch Management disclaims beneficial ownership of such securities except to the extent of its pecuniary interests therein.

(39)	Does not include 42,951 shares held by Morgan Stanley Smith Barney and 20,402 shares held by Morgan Stanley Capital Services, Inc. Shares to be registered consist of 608,982 shares of our common stock held by Morgan Stanley & Co. Incorporated, including 13,898 shares underlying warrants to purchase shares of our common stock. Morgan Stanley & Co. Incorporated is a registered-broker dealer and, accordingly, may be deemed to be an underwriter with respect to the securities it sells pursuant to the prospectus. The shares of common stock held by Morgan Stanley & Co. Incorporated were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Morgan Stanley & Co. Incorporated has not participated in the distribution of the shares on behalf of the issuer.

(40)	Stephen Kotsen is the Portfolio Manager at NCRAM and has the power to vote or dispose of the shares of common stock held by such selling stockholder. Consequently, Mr. Kotsen may be deemed to be the beneficial owner of such shares, however, Mr. Kotsen disclaims any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(41)	Does not include 25,000 shares held by James Cacioppo. One East Partners Capital Management LLC is the general partner of One East Partners Master LP. The managing member of One East Partners Capital Management LLC is James Cacioppo. One East Partners Capital Management LLC and James Cacioppo may be deemed to beneficially own the securities held by the One East Partners Master LP. One East Partners Capital Management LLC and James Cacioppo each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(42)	Pandora Select Partners, LP (“PSP”) is the registered holder of the registrable securities. Pandora Select Advisors, LLC (“PSA”) is the General Partner to PSP. AJR Financial, LLC (“AJR”) is the Managing Member of PSA, and Whitebox Advisors, LLC (“WBA”) is the sole member of AJR. AJR, WBA, and PSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(43)	Stone Lion Capital Partners L.P. (“Stone Lion Capital”) is the investment manager for Stone Lion Portfolio L.P. (“Stone Lion Portfolio”) and Permal Stone Lion Fund Ltd. (collectively with Stone Lion Portfolio, the “Stone Lion Funds”). Stone Lion Capital may be deemed to beneficially own the securities held by the Stone Lion Funds.

(44)	PointState Capital LP may be deemed to beneficially own such securities by virtue of its position as investment manager to PointState Fund LP and SteelMill Master Fund LP. Sean E. Cullinan may be deemed to be the beneficial owner of the securities by virtue of his role as managing member of PointState Capital GP LLC, the general partner of PointState Capital LP. Each of PointState Capital LP, PointState Capital GP LLC and Mr. Cullinan each disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

(45)	Seneca Capital Investments, L.P. (“Seneca LP”) is the investment manager for Seneca Capital, L.P. (“Seneca”). Seneca Capital Investments, L.L.C. (“Seneca LLC”) is the general partner of Seneca LP. Seneca Capital Advisors, L.L.C. (“Seneca Advisors”) is the general partner of Seneca. Douglas Hirsch is the managing member of each of Seneca LLC and Seneca Advisors. Each of Seneca LP, Seneca LLC, Seneca Advisors and Mr. Hirsch disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein.

(46)	Sola Ltd.’s shares include 228,213 shares underlying warrants to purchase shares of our common stock. Solus Alternative Asset Management LP (“Solus”) is the investment advisor for Sola Ltd (“Sola Master”) and Solus Core Opportunities Master Fund Ltd (“Core Master” and, together with Sola Master, the “Solus Funds”). Sola Master’s shares include 228,213 shares underlying warrants to purchase shares of our common stock. Solus GP LLC (“Solus GP”) is the general partner of Solus. The Managing Member of Solus GP is Christopher Pucillo (the “Managing Member”). Solus, Solus GP and the Managing Member may be deemed to beneficially own the securities held by the Solus Funds. Solus, Solus GP and the Managing Member each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(47)	Stark Criterion Management LLC (“Stark Criterion”) is the investment manager of Stark Criterion Master Fund Ltd. (“Criterion Master”). The managing members of Stark Criterion are Michael Roth and Brian Stark (collectively, the “Stark Managers”). Stark Criterion and the Stark Managers may be deemed to beneficially own the securities held by Criterion Master. Stark Criterion and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(48)	Stark Offshore Management LLC (“Stark Offshore”) is the investment manager of Stark Master Fund Ltd. (“Stark Master”). The managing members of Stark Offshore are the Stark Managers. Stark Offshore and the Stark Managers may be deemed to beneficially own the securities held by Stark Master. Stark Offshore and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(49)	Includes 9,440 shares underlying warrants to purchase shares of our common stock. Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). Stonehill General Partner, LLC, a Delaware limited liability company (“Stonehill GP”), is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and Stonehill GP may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM and Stonehill GP disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, Mr. Peter Sisitsky and Mr. Michael Thoyer (collectively, the “Stonehill Members”) are the managing members of SCM and Stonehill GP, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Stonehill Members disclaim beneficial ownership of such securities.

(50)	Includes 19,352 shares underlying warrants to purchase shares of our common stock. SCM is the investment adviser and a director of Stonehill Master Fund Ltd. (“Stonehill Master”). By virtue of such relationships, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Master. SCM disclaims beneficial ownership of such shares of common stock. The Stonehill Members are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Master. The Stonehill Members disclaim beneficial ownership of such securities.

(51)	Consists of 547,509 shares of common stock held by UBS Securities, LLC including 279,234 shares underlying warrants to purchase shares of our common stock. UBS Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by UBS Securities, LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. UBS Securities, LLC has not participated in the distribution of the shares on behalf of the issuer.

(52)	Includes 6,093 shares underlying warrants to purchase shares of our common stock. Venor Capital Management LP is the investment manager for Venor Capital Master Fund Ltd. Venor Capital Management GP LLC is the general partner of Venor Capital Management LP. The managing members of Venor Capital Management GP LLC are Jeffrey Bersh and Michael Wartell. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh, and Michael Wartell may be deemed to beneficially own the securities held by Venor Capital Master Fund Ltd. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh and Michael Wartell each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(53)	Includes 1,605 shares underlying warrants to purchase shares of our common stock. Includes 20,003 shares registered by Morgan Stanley & Co. Incorporated on behalf of VSO Master Fund Ltd. (“VSO Master Fund”). VSO Capital Management, LLC (“VSO Management”) is the investment manager for VSO Master Fund, VSO Fund, Ltd. (“VSO Fund”) and VSO Partners, LP (“VSO Partners” and, collectively, the “VSO Funds”). VSO Capital GP, LLC (“VSO Capital”) is the general partner of VSO Partners. The managing member of VSO Management and VSO Capital is Alex Lagetko (the “VSO Manager”). VSO Management, VSO Capital and the VSO Manager may be deemed to beneficially own the securities held by the VSO Funds. VSO Management, VSO Capital and the VSO Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(54)	Whitebox Advisors, LLC (“WA”) is the investment advisor to, and the managing member of, Whitebox Credit Arbitrage Advisors, LLC (“WCAA”). WCAA is the general partner of Whitebox Credit Arbitrage Partners, LP (“WCAP”). WA and WCAA may be deemed to beneficially own the securities held by WCAP. WA and WCAA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(55)	WA is the investment advisor to, and the managing member of, Whitebox Multi-Strategy Advisors, LLC (“WMSA”). WMSA is the general partner of Whitebox Multi-Strategy Partners, LP (“WMSP”). WA and WMSA may be deemed to beneficially own the securities held by WMSP. WA and WMSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(56)	Whitebox Special Opportunities Fund LP, Series B (“PSP”) is the registered holder of the registrable securities. Whitebox Special Opportunities Advisors, LLC (“PSA”) is the general partner to PSP. AJR Financial, LLC (“AJR”) is the managing member of PSA, and WA is the sole member of AJR. AJR, WA and PSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(57)	YAM Investments LLC is a single member LLC whose sole member is Pamela Yee.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Registration Rights Agreement.  We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders party thereto. Pursuant to the Registration Rights Agreement, among other things, we were required to use our reasonable best efforts to file within fourteen business days after the effective date of the Plan of Reorganization a registration statement on any permitted form that qualifies, and is available for, the resale of “registrable securities”, as defined in the Registration Rights Agreement, with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act. Registrable securities are shares of our common stock, par value $0.01, issued or issuable on or after the Effective Date to any of the original parties to the Registration Rights Agreement, including, without limitation, upon the conversion of our outstanding warrants, and any securities paid, issued or distributed in respect of any such common stock, but excluding shares of common stock acquired in the open market after such date. In addition, upon our becoming a well-known seasoned issuer, we are required to promptly register the sale of all of the registrable securities under an automatic shelf registration statement, and to cause such registration statement to remain effective thereafter until there are no longer registrable securities.

At any time and from time to time after such a registration statement has been declared effective by the SEC, any one or more holders of registrable securities may request to sell all or any portion of their registrable securities in an underwritten offering, provided that such holder or holders will be entitled to make such demand only if the total offering price of the registrable securities to be sold in such offering is reasonably expected to exceed, in the aggregate, $75 million. We are not obligated to effect more than three such underwritten offerings during any period of twelve consecutive months during the first two-year period after the effective date of the Plan of Reorganization, and two such underwritten offerings during any period of twelve consecutive months following the first two-year period after such effective date. In either case, we are not obligated to effect such an underwritten offering within 120 days after the pricing of a previous underwritten offering.

If we propose to offer shares in an underwritten offering whether for our own account or the account of others, holders of registrable securities will be entitled to request that their registrable securities be included in such offering, subject to specific exceptions.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as minimums, blackout periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering may be imposed by the managing underwriter.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

Equity Commitment Agreement.  Pursuant to an Equity Commitment Agreement, dated as of May 6, 2010, among Visteon and the selling stockholders party thereto (together, the “Investors”) (as amended by that certain First Amendment to the Equity Commitment Agreement, dated as of June 13, 2010, among Visteon and the Investors, and the Second Amendment to the Equity Commitment Agreement, dated as of June 20, 2010, among Visteon and the Investors, the Third Amendment to the Equity Commitment Agreement, dated as of August 9, 2010, among Visteon, the Investors, and the other selling stockholders party thereto (the “Additional Purchasers”), and the Fourth Amendment to the Equity Commitment Agreement, dated as of October 1, 2010, among Visteon, the Investors, and the Additional Purchasers, the “ECA”), (i) we conducted a rights offering (the “Rights Offering”) whereby certain holders of our then existing unsecured notes elected to purchase on the Effective Date 34,310,200 shares of our new common stock for $27.69 per share (the “Share Price”) and (ii) the Investors and the Additional Purchasers purchased on the Effective Date, respectively, 10,690,344 shares of our common stock (the “Direct Subscription Shares”) and 144,456 shares of our new common stock at the Share Price. In addition, in accordance with the ECA, we paid: (i) a $43,750,000 fee to the Investors as compensation for their agreement to purchase the Direct Subscription Shares and any shares of our new common stock included, but not subscribed for, in the Rights Offering, 25% of which was paid upon entry of the order approving the ECA and the remaining portion of which was paid on the Effective Date; (ii) a $16,625,000 fee on the Effective Date to certain of the Investors as compensation for arranging the transactions contemplated by the ECA; and (iii) certain out of pocket costs and expenses reasonably incurred by the Investors and the Additional Purchasers in connection with the ECA. The shares of our new common stock discussed above were offered and sold pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, as set forth in section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Credit Facilities.  On October 1, 2010, the Company entered into a new term loan credit agreement, by and among the Company as borrower, certain of the Company’s subsidiaries as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as lead arranger, sole bookrunner, collateral agent and administrative agent, which provides for a $500 million secured term loan facility. Additionally, on October 1, 2010, the Company entered into a new revolving loan credit agreement, by and among the Company and certain of the Company’s subsidiaries, as borrowers, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, co-collateral agent, syndication agent, joint lead arranger and joint bookrunner, Bank of America, N.A., as joint lead arranger, co-collateral agent and co-documentation agent, and Barclays Capital, as joint bookrunner and co-documentation agent, which provides for a $200 million asset-based revolving credit facility. Certain of the selling stockholders are parties to (or are affiliates of parties to) the term loan facility and/or the asset-based revolving credit facility.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation, our second amended and restated bylaws and the provisions of applicable law. Copies of our second amended and restated certificate of incorporation and our second amended and restated bylaws are filed as exhibits to the Registration Statement on Form 8-A filed with the SEC on September 30, 2010 and are incorporated herein by reference.

Authorized Capital Stock upon Emergence

Visteon has the authority to issue a total of 300,000,000 shares of capital stock, consisting of:

•	250,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Dividend Rights.  Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the Delaware General Corporation Law (“DGCL”) to pay dividends.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of Visteon, the holders of our common stock will be entitled to share in the net assets of Visteon available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights.  Pursuant to our second amended and restated certificate of incorporation, the holders of our common stock have no preemptive rights.

Conversion Rights.  Shares of our common stock are not convertible.

Voting Rights.  Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock will not have cumulative voting rights.

Warrants to Purchase Common Stock

Pursuant to the Plan of Reorganization, we issued warrants to purchase 2,355,000 shares of our common stock to holders of our 12.25% senior notes issued (the “Ten Year Warrants”). The Ten Year Warrants have an exercise price of $9.66 per share of common stock. Each of the Ten Year Warrants expires ten years after the date of issuance. The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Ten Year Warrants are not redeemable.

Pursuant to the Plan of Reorganization, we issued 1,552,774 warrants to purchase shares of our common stock to holders of shares of our previously outstanding common stock, which were cancelled pursuant to the Plan of Reorganization (the “Five Year Warrants”). The Five Year Warrants have an exercise price of $58.80 per share. Each of the Five Year Warrants expires five years after the date of issuance. The Five Year Warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Five Year Warrants are not redeemable.

Preferred Stock

Under the terms of our second amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of Visteon by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Visteon. To the extent required by 11 U.S.C. § 1123(a)(6), Visteon is prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Certain Anti-Takeover Effects of our Certificate of Incorporation, our Bylaws and Delaware Law

Provisions of Delaware Law.  Visteon is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the corporation.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Visteon to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Board of Directors.  Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that the number of directors shall be fixed by the board of directors from time to time. The board of directors shall initially consist of the nine members identified in the Plan of Reorganization and shall always consist of not less than 3 nor more than 15 members. Under our second amended and restated bylaws, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Under our second amended and restated certificate of incorporation and our second amended and restated bylaws, a vote of a majority of all then outstanding capital stock entitled to vote at an election of directors is required to remove a director with or without cause and fill the resulting vacancy, except that any director elected separately by the holders of any class or series of stock shall be subject to removal with or without cause at any time by such stockholders, who will fill the resulting vacancy. Vacancies resulting from newly created directorships by reason of an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, provided a quorum is present. Further, vacancies resulting from reasons other than removal or an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, even if less than a quorum. These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Advance Notice Procedures.  Our second amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at a meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our second amended and restated bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our second amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent; Special Meetings of Stockholders.  Our second amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer, pursuant to a resolution adopted by a majority of our board of directors or by our secretary following receipt of one or more demands to call a special meeting of the stockholders, in accordance with the provisions of our second amended and restated bylaws, from stockholders who hold, in the aggregate, at least twenty percent of the voting power of all shares entitled generally to on the election of directors (without reference to any terms of any preferred stock).

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of any applicable stock exchange or similar rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Directors’ and Officers’ Liability.  Our second amended and restated certificate of incorporation contains a provision eliminating the personal liability of our directors to Visteon or any of its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law. Our second amended and restated certificate of incorporation and our second amended and restated bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

Amendment of Certificate of Incorporation and Bylaws.  Our second amended and restated certificate of incorporation expressly authorizes the board of directors to adopt, amend, alter or repeal most provisions of our second amended and restated bylaws by a majority vote. The stockholders may also adopt, amend, alter or repeal our second amended and restated bylaws. Stockholder approval is also required to amend, alter, change or repeal any provision of our second amended and restated certificate of incorporation or our second amended and restated bylaws inconsistent with any provision in our second amended and restated certificate of incorporation or our second amended and restated bylaws that requires a particular vote of stockholders in order to take the action specified in such provision.

Tax Benefit Preservation.  Our second amended and restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of Visteon’s securities prior to the earliest of:

•	December 31, 2019,

•	the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to Visteon,

•	the beginning of a taxable year of Visteon in which no net operating loss carryovers, capital loss carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers or any loss or deduction attributable to a net realized “built-in loss” within the meaning of Section 382 of Visteon or any of its direct or indirect subsidiaries (“Tax Benefits”) are available, and

•	the date on which the limitation amount imposed by Section 382 in the event of an ownership change of Visteon would not be materially less than the net operating loss carry forward or net unrealized built-in loss of Visteon (the earliest of such dates being the “Restriction Release Date”), or any attempted transfer of Visteon’s securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee:

•	if the transferor is a person or group of persons that is identified as a “5-percent shareholder” of Visteon pursuant to Treasury Regulation § 1.382-2T(g) other than a “direct public group” as defined in such regulation (a “Five-Percent Stockholder”), or

•	to the extent that, as a result of such transfer, either any person or group of persons shall become a Five-Percent Stockholder or the percentage stock ownership interest in Visteon of any Five-Percent Stockholder shall be increased.

These restrictions could prohibit or delay the accomplishment of an ownership change with respect to Visteon by (i) discouraging any person or group from being a Five-Percent Stockholder and (ii) discouraging any existing Five-Percent Stockholder from acquiring more than a minimal number of additional shares of Visteon’s stock.

Business Opportunities.  In recognition that our investors and their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries may serve as our directors and/or officers and that our investors may engage in similar activities or lines of business that we do, our second amended and restated certificate of incorporation provides for the allocation of certain business opportunities between us and our investors. Specifically, none of our investors or any officer, director, agent, stockholder, member, partner or affiliate of an investor has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for itself and us, we will not have any expectancy in such business opportunity, and the investor will not have any duty to communicate or offer such business opportunity to us and may pursue or acquire such business opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also an officer, director, agent, stockholder, member, partner or affiliate of any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for us and an investor, we will not have any expectancy in such business opportunity unless such business opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.

No such person shall be liable to Visteon or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Visteon or its subsidiaries.

These provisions of our certificate of incorporation are permitted by Section 122 of the DGCL, and, accordingly, we and all of our stockholders will be subject to them.

Transactions with Interested Directors or Officers.  In recognition that we may engage in material business transactions with one or more of our directors or officers, an entity in which one or more of our directors or officers are its directors or officers or have a financial interest, our second amended and restated bylaws provide that such a contract or transaction will not be void or voidable solely because a director or officer is interested, or solely because the director or officer is present at or participates in the meeting which authorizes the contract or transaction, or solely because such person’s votes are counted for such purpose if:

•	the material facts as to such person’s or persons’ relations or interest as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the number of disinterested directors may be less than a quorum; or

•	the material facts as to such person’s or person’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to us as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Listing of Our Common Stock

Currently, our common stock is listed on the NYSE under the trading symbol “VC”.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in the over-the-counter market or on any national securities exchange on which our shares are listed or traded, if any;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	a combination of any such methods; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholders.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements as of December 31, 2010 and for the three-months ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 of Visteon Corporation (“Successor”) and the consolidated financial statements as of December 31, 2009 and for the nine-months ended October 1, 2010 and for each of the two years ended December 31, 2009 of Visteon Corporation (“Predecessor”) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois, will pass upon the validity of the common stock offered in this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) to register with the SEC the shares of our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act) other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Our registration statement on Form 8-A filed with the SEC on September 30, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.visteon.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations Department
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Tel. No. (734) 710-5800

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

Amount of SEC registration fee	$205,552
Accounting fees and expenses	—
Legal fees and expenses	100,000
Printing fees and expenses	50,000

Total	$355,552

Item 14.	Indemnification of Directors and Officers.

Visteon is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Section 145(b) of the DGCL provides that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article Ninth of Visteon’s second amended and restated certificate of incorporation provides that a director of Visteon shall not be personally liable to Visteon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Article Tenth of Visteon’s second amended and restated certificate of incorporation and Article VIII of Visteon’s amended and restated bylaws provide for indemnification of the officers and directors of Visteon to the fullest extent permitted by the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s second amended and restated certificate of incorporation and bylaws.

Visteon has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 15.	Recent Sales of Unregistered Securities.

On the Effective Date, all existing shares of old common stock were cancelled pursuant to the Plan of Reorganization.

Pursuant to the Plan of Reorganization, on the Effective Date, Visteon issued (i) 3,520,408 shares of common stock, (ii) 2,355,000 Ten Year Warrants; and (iii) 1,552,774 Five Year Warrants, which, in each case (including shares of common stock issuable upon exercise such warrants), based on the Plan of Reorganization and Confirmation Order entered by the Bankruptcy Court on August 31, 2010, are exempt from registration requirements of the Securities Act, in reliance on Section 1145 of the Bankruptcy Code.

Pursuant to the Plan of Reorganization, on the Effective Date, Visteon issued 45,145,000 shares of common stock in connection with the rights offering provided for in the Plan of Reorganization. Such shares are exempt from registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser: if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Buren Township, State of Michigan on March 10, 2011.

VISTEON CORPORATION

By:	/s/ William G. Quigley III
Name:     William G. Quigley III

Title:	Executive Vice President and Chief
Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William G. Quigley III, Michael K. Sharnas, Heidi A. Sepanik and Peter M. Ziparo, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature/Name	Position	Date

/s/ Donald J. Stebbins Donald J. Stebbins	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 10, 2011

/s/ William G. Quigley III William G. Quigley III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 10, 2011

/s/ Michael J. Widgren Michael J. Widgren	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 10, 2011

/s/ Duncan H. Cocroft Duncan H. Cocroft	Director	March 10, 2011

/s/ Philippe Guillemot Philippe Guillemot	Director	March 10, 2011

/s/ Herbert L. Henkel Herbert L. Henkel	Director	March 10, 2011

Signature/Name	Position	Date

/s/ Mark T. Hogan Mark T. Hogan	Director	March 10, 2011

/s/ Jeffrey D. Jones Jeffrey D. Jones	Director	March 10, 2011

/s/ Karl J. Krapek Karl J. Krapek	Director	March 10, 2011

/s/ Timothy D. Leuliette Timothy D. Leuliette	Director	March 10, 2011

/s/ William E. Redmond, Jr. William E. Redmond, Jr.	Director	March 10, 2011

Exhibit Index

Exhibit
No.	Description

2.1	Fifth Amended Joint Plan of Reorganization, filed August 31, 2010 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Visteon Corporation filed on September 7, 2010 (File No. 001-15827)).
2.2	Fourth Amended Disclosure Statement, filed June 30, 2010 (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Visteon Corporation filed on September 7, 2010 (File No. 001-15827)).
3.1	Second Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
3.2	Second Amended and Restated Bylaws of Visteon Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
4.1	Warrant Agreement, dated as of October 1, 2010, by and between Visteon Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
4.2	Warrant Agreement, dated as of October 1, 2010, by and between Visteon Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form 8-A of Visteon Corporation filed on September 30, 2010 (File No. 000-54138)).
4.3	Form of Common Stock Certificate of Visteon Corporation (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827))
5.1	Legal Opinion of Kirkland & Ellis LLP.*
10.1	Registration Rights Agreement, dated as of October 1, 2010, by and among Visteon Corporation and certain investors listed therein (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.2	Equity Commitment Agreement, dated as of May 6, 2010, by and among Visteon Corporation, Alden Global Distressed Opportunities Fund, L.P., Allen Arbitrage, L.P., Allen Arbitrage Offshore, Armory Master Fund Ltd., Capital Ventures International, Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd., Citadel Securities LLC, CQS Convertible and Quantitative Strategies Master Fund Limited, CQS Directional Opportunities Master Fund Limited, Crescent 1 L.P., CRS Fund Ltd., CSS, LLC, Cumber International S.A., Cumberland Benchmarked Partners, L.P., Cumberland Partners, Cyrus Europe Master Fund Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd., Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group), Elliott International, L.P., Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group), Halbis Distressed Opportunities Master Fund Ltd., Kivu Investment Fund Limited, LongView Partners B, L.P., Mariner LDC (Caspian), Mariner LDC (Riva Ridge), Merced Partners II, L.P., Merced Partners Limited Partnership, Monarch Master Funding Ltd., NewFinance Alden SPV, Oak Hill Advisors, L.P., Quintessence Fund L.P., QVT Fund LP, Riva Ridge Master Fund, Ltd., Seneca Capital LP, Silver Point Capital, L.P., SIPI Master Ltd., Solus Alternative Asset Management LP, Spectrum Investment Partners, L.P., Stark Criterion Master Fund Ltd., Stark Master Fund Ltd., The Liverpool Limited Partnership, The Seaport Group LLC Profit Sharing Plan, UBS Securities LLC, Venor Capital Management, Whitebox Combined Partners, L.P., and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q of Visteon Corporation filed on August 9, 2010 (File No. 001-15827)).

Exhibit
No.		Description

10.3		First Amendment, dated as of June 13, 2010, to the Equity Commitment Agreement, by and among Visteon Corporation, Alden Global Distressed Opportunities Fund, L.P., Allen Arbitrage, L.P., Allen Arbitrage Offshore, Armory Master Fund Ltd., Capital Ventures International, Caspian Capital Partners, L.P., Caspian Select Credit Master Fund, Ltd., Citadel Securities LLC, CQS Convertible and Quantitative Strategies Master Fund Limited, CQS Directional Opportunities Master Fund Limited, Crescent 1 L.P., CRS Fund Ltd., CSS, LLC, Cumber International S.A., Cumberland Benchmarked Partners, L.P., Cumberland Partners, Cyrus Europe Master Fund Ltd., Cyrus Opportunities Master Fund II, Ltd., Cyrus Select Opportunities Master Fund, Ltd., Deutsche Bank Securities Inc. (solely with respect to the Distressed Products Group), Elliott International, L.P., Goldman, Sachs & Co. (solely with respect to the High Yield Distressed Investing Group), Halbis Distressed Opportunities Master Fund Ltd., Kivu Investment Fund Limited, LongView Partners B, L.P., Mariner LDC (Caspian), Mariner LDC (Riva Ridge), Merced Partners II, L.P., Merced Partners Limited Partnership, Monarch Master Funding Ltd., NewFinance Alden SPV, Oak Hill Advisors, L.P., Quintessence Fund L.P., QVT Fund LP, Riva Ridge Master Fund, Ltd., Seneca Capital LP, Silver Point Capital, L.P., SIPI Master Ltd., Solus Alternative Asset Management LP, Spectrum Investment Partners, L.P., Stark Criterion Master Fund Ltd., Stark Master Fund Ltd., The Liverpool Limited Partnership, The Seaport Group LLC Profit Sharing Plan, UBS Securities LLC, Venor Capital Management, Whitebox Combined Partners, L.P., and Whitebox Hedged High Yield Partners, L.P. (incorporated by reference to Exhibit 2.2 to the Quarterly Report on Form 10-Q of Visteon Corporation filed on August 9, 2010 (File No. 001-15827)).
10.4		Term Loan Agreement, dated October 1, 2010 by and among Visteon Corporation, certain of its subsidiaries, the lenders party thereto and Morgan Stanley Senior Funding Inc. as the Term Administrative Agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.5		Revolving Loan Credit Agreement, dated October 1, 2010 by and among Visteon Corporation, certain of its subsidiaries, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as the Revolver Administrative Agent (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15877)).
10.6		Employment Agreement, dated October 1, 2010, by and between Visteon Corporation and Donald J. Stebbins (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10.7		Form of Executive Officer Change in Control Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10	.7.1	Schedule identifying substantially identical agreements to Executive Officer Change in Control Agreement constituting Exhibit 10.7 hereto entered into by Visteon Corporation with Messrs. Stebbins and Quigley (incorporated by reference to Exhibit 10.8.1 to the Annual Report on Form 10-K of Visteon Corporation for the period ended December 31, 2010 (File No. 001-15827)).†
10.8		Form of Officer Change In Control Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).†
10	.8.1	Schedule identifying substantially identical agreements to Officer Change in Control Agreement constituting Exhibit 10.8 hereto entered into by Visteon Corporation with Messrs. Pallash, Meszaros, Sharnas, Sistek and Widgren and Mses. Stephenson, Fream and Greenway (incorporated by reference to Exhibit 10.9.1 to the Annual Report on Form 10-K of Visteon Corporation for the period ended December 31, 2010 (File No. 001-15827)).†
10.9		Global Settlement and Release Agreement, dated September 29, 2010, by and among Visteon Corporation, Ford Motor Company and Automotive Components Holdings, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).
10.10		Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†
10	.10.1	Form of Terms and Conditions of Initial Restricted Stock Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†

Exhibit
No.		Description

10	.10.2	Form of Terms and Conditions of Initial Restricted Stock Unit Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-8 of Visteon Corporation filed on September 30, 2010 (File No. 333-169695)).†
10.11		Visteon Corporation Amended and Restated Deferred Compensation Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of Visteon Corporation filed on October 22, 2010 (File No. 333-170104)).†
10	.10.3	Form of Terms and Conditions of Nonqualified Stock Options under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.10.3 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2010).†
10	.10.4	Form of Terms and Conditions of Stock Appreciation Rights under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.10.4 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2010).†
10	.10.5	Form of Terms and Conditions of Restricted Stock Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.10.5 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2010).†
10	.10.6	Form of Terms and Conditions of Restricted Stock Unit Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.10.6 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2010).†
10	.10.7	Form of Terms and Conditions of Performance Unit Grants under the Visteon Corporation 2010 Incentive Plan (incorporated by reference to Exhibit 10.10.7 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2010).†
10.12		Visteon Corporation 2010 Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 11.12 to the Registration Statement on Form S-1 of Visteon Corporation filed on October 22, 2010 (File No. 333-170104)).†
10.13		Visteon Corporation 2010 Pension Parity Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of Visteon Corporation filed on October 22, 2010 (File No. 333-170104)).†
10.14		2010 Visteon Executive Severance Plan (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of Visteon Corporation filed on October 22, 2010 (File No. 333-170104)).†
10.15		Visteon Corporation Non-Employee Director Stock Unit Plan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 of Visteon Corporation filed on October 22, 2010 (File No. 333-170104)).†
10.16		Form of Executive Retiree Health Care Agreement (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2009).†
10	.16.1	Schedule identifying substantially identical agreements to Executive Retiree Health Care Agreement constituting Exhibit 10.16 hereto entered into by Visteon with Mr. Stebbins and Ms. D. Stephenson (incorporated by reference to Exhibit 10.23.1 to the Annual Report on Form 10-K of Visteon for the period ended December 31, 2009).†
21.1		Subsidiaries of Visteon Corporation (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Visteon Corporation for the period ended December 31, 2010 (File No. 001-15827)).
23.1		Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.*
23.2		Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).*
24.1		Power of Attorney (included on the signature page).*

*	Filed herewith.

†	Management compensatory plan or arrangement.